ULURU NEWS

Contact: Company
Renaat Van den Hooff
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

ANNOUNCES THE APPOINTMENT OF DR. JEFFREY A. STONE

TO THE BOARD OF DIRECTORS

Addison, Texas, April 5, 2010; ULURU Inc. (NYSE AMEX: ULU) today announced that Jeffrey A. Stone, D.O., M.P.H., FCCWS has been appointed to serve on the Company’s Board of Directors.

Dr. Stone is currently President of Wound Care Consultants.  He is a past president Texas Affiliate of the American Diabetes Association.  Dr. Stone received his medical degree from the College of Osteopathic Medicine of the Pacific and a Master of Public Health from Harvard University.  He completed a residency in aerospace medicine and a fellowship in hyperbaric medicine and wound care at the U.S. Air Force School of Aerospace Medicine at Brooks Air Force Base.  He is certified in hyperbaric medicine and board certified in aerospace medicine.  He is a Diplomate of the American Academy of Wound Care Management and a Certified Wound Specialist having been active in the wound field for over 20 years.

Dr. Stone not only has extensive experience in the treatment of chronic wounds but has also been involved in both Medicare and Medicaid in Texas, on the editorial advisory board and as a reviewer for wound care journals and with a health insurance company.  He has also held the position of medical director of the wound care programs at numerous hospitals and long-term acute care facilities throughout the Dallas metroplex.

“I am excited to be joining the Board at ULURU and believe that the Company’s innovative array of products and technologies will help improve outcomes in patients with chronic non-healing wounds” said Dr. Stone.

Commenting on the appointment, Renaat Van den Hooff, President and CEO stated, “We are pleased to have a recognized medical practitioner with vast wound care experience such as Dr. Stone joining our Board.  His extensive clinical experience directing wound care programs and managing wound care clinics will be invaluable as we continue commercializing AltrazealTM.  We very much look forward to his contributions to help us build a successful wound care business”.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal™, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to the value of our products in the marketplace, our ability to develop and market our technologies and commercialization of products in the marketplace. These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other reports filed by us with the Securities and Exchange Commission.